                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           Island Critical Care Corp.

             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                   65-0967706
                      (I.R.S. Employer Identification No.)

                 9 Myrtle Street, Stratford, PE, Canada C1B 1P4
               (Address of Principal Executive Offices) (Zip Code)

                         Consultant's Compensation Plan
                            (Full Title of the Plan)

                                  Sean Flanigan
                      President and Chief Executive Officer
                 9 Myrtle Street, Stratford, PE, Canada C1B 1P4
                     (Name and Address of Agent for Service)

                                 (902) 569-4447
          (Telephone Number, Including Area Code, of Agent for Service)

================================================================================
                       Calculation of Registration Fee
================================================================================

Proposed amount of Securities to be registered:  7,495,000

Amount of       Title of Securities   Amount To Be       Aggregate         Fee
Aggregate        To Be Registered     Registered(1)  Price Per Share(2)
Registration
                     Common
$337,275.00      Par Value, $.001       7,495,000          $.045          $31.03

================================================================================
1      In addition, pursuant to Rule 416(c) under the Securities Act of
       1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee and benefit plans described herein.

2      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the twenty day average of the high and low prices reported on the OTC-BB, which was $.045 per share.

PART I
                    INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

Island Critical Care Corp. (The Company, we, us or the Registrant) is offering a total of 7,495,000 shares of its Common Stock to professionals and consultants for service including legal, administrative, marketing, introductory, recruiting and other consulting services. The issuance of shares is being made pursuant to the "2002-B Consultants Compensation Plan" (the Plan) adopted by the Board of
Directors on or about April 1, 2002. The 7,495,000 shares will cover the costs of previously rendered services of the consultants as well as ongoing services to the Company. A copy of the Plan has been distributed to all eligible consultants. Each consultant has agreed to accept shares under the Plan in lieu of a cash payment for its services. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA, nor is this Plan qualified under Section 401(a) of the Internal Revenue Code.

There are no ongoing reporting obligations of Consultants, nor are there any ongoing contributions from the Registrant. The purpose of this Registration of securities on Form S-8 is to compensate individuals and/or entities that have performed and continue to perform services to the Registrant. The Board has authorized this registration statement and has written the Plan to satisfy present and future compensation obligations to professionals and consultants.
This registration is limited to 7,495,000 shares. The Consultants that are eligible for shares under the Plan have performed, or will perform in the future, services or activities for which shares may be issued under a Form S-8.
Consultants may contact Sean Flanigan, the Plan Administrator and CEO of the
Registrant, with any questions at (902) 569-4447.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL.

In addition to receiving a copy of the Plan, each eligible Consultant shall have access, upon oral or written request, to any documentation regarding the Plan that may not be included in this Registration Statement.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which are on file with the Securities and Exchange
Commission, are incorporated herein by reference:

(a) The Company's most recent annual report, filed on Form 10-KSB for the fiscal year 2001, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of
1934, as amended (the Exchange Act), which report contains audited financial statements for the Company's latest fiscal year for which such statements have been filed. The description of the Company's Common Stock is contained in that amended annual report incorporated by reference herein.

(b) The Company's recent quarterly reports, filed on Form 10-QSB.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Delaware corporations are authorized to indemnify against liability any person who is a party to any legal proceeding because such person is a director or officer of the corporation. The officer or director must act in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, have no reasonable cause to believe the conduct was unlawful. Delaware law does not allow indemnification for an act or omission that involves intentional misconduct or a knowing violation of a law. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. Indemnification is required if a director or officer has been successful on the merits.

The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director.

Our articles of incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

Exhibits.

Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of regulation S-B.

SEC

Exhibit
No.        Description
-----------------------------------------------------------------------
3.01   Articles of Incorporation.*

3.02   Bylaws.*

5.01   Letter opinion, including consent of Law Office of Andrea
       Cataneo Ltd. regarding legality of Common Stock to be issued pursuant to the 2002-B Consultants Compensation Plan.

10.8   2002-B Consultants Compensation Plan

23.01  Consent of Law Office of Andrea Cataneo Ltd. (included in
       Opinion in Exhibit 5.1).

23.02  Consent of Rotenberg & Company, LLP
       independent certified public accountants.

* Filed previously with the Company's SB2 registration.

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlottetown, Province of Prince Edward Island,
Canada, on this 2nd day of April 2002.

ISLAND CRITICAL CARE CORP.

By: /S/ SEAN FLANIGAN
---------------------
Sean Flanigan, President and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean Flanigan, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments
(including post-effective amendments) to this Registration Statement on Form
S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons as of the date indicated
below.

SIGNATURE                                               DATE

/s/Sean Flanigan                                 April 12, 2002
-------------------
Sean Flanigan
President, Chief Executive Officer
Director and Secretary

/s/Wayne Weber
-----------------                                April 12, 2002
Wayne Weber
Vice President, Chief Financial Officer,
Treasurer and Director

/s/Kenneth Legere
-----------------                                April 12, 2002
Kenneth Legere
Director of Global Sales and
Product Development, Director